NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

July 19, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated there under by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

China Intelligent Lighting and Electronics, Inc.

Common Stock, $0.0001  Par Value

Commission File Number – 001-34783

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(f)(iii) of the NYSE Amex LLC Company Guide (the “Company Guide”) which provides that a company may be suspended from dealings on the Exchange if it or its management engages in operations, which, in the opinion of the Exchange, are contrary to the public interest;

(b)

Section 132(e) of the Company Guide which provides that a listed company may be delisted if any communication to the Exchange contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading;

(c)

Section 1003(d) of the Company Guide which provides that a company may be suspended from dealings on the Exchange if the Company has failed to comply with its listing agreements or other agreements with the Exchange and/or SEC Requirements in any material respect;

(d)

Parts 1 and 2 of the Company Guide which provides that an issuer must meet certain minimum numerical standards to qualify for initial listing on the Exchange;

(e)

Section 127 of the Company Guide which grants the Exchange the discretion to delist a company when, for example, the company’s independent accountants issue a disclaimer opinion on financial statements required to be audited;

(f)

Section 803B(2) of the Company Guide which require listed issuers to have an audit committee consisting of at least three independent directors;

(g)

Section 802(a) of the Company Guide which require listed issuers to have at least a majority of independent directors on its Board of Directors; and

(h)

Sections 134 and 1101 of the Company Guide which require listed issuers to comply with applicable SEC requirements with respect to the filing of reports and other documents through the SEC's Electronic Data Gathering Analysis and Retrieval ("EDGAR") system.

2.

The Common Stock (the “Common Stock”) of China Intelligent Lighting and Electronics, Inc.

(the “Company” or “CIL”) does not qualify for continued listing for the following reasons:

On March 24, 2011, the Company’s previous independent auditor, MaloneBailey, LLP (“MB”), submitted a letter informing the Company that it had resigned and that it had ceased its services as the Company’s independent auditor.  In its letter, MB cited that it had uncovered accounting fraud during its audit for the year ended December 31, 2010, involving forging of the Company’s accounting records and forging bank statements, in addition to other discrepancies identified during its testing of the Company’s accounts receivables.  Furthermore, the resignation letter indicated that such accounting fraud could indicate a material error in previously issued financial statements.  As a result, MaloneBailey stated in its resignation letter that it was unable to rely on management’s representations as they related to previously issued financial statements and it could no longer support its opinions related to the financial statements as of December 31, 2009 and condensed Parent Only financial statements, included in the Registration Statement on Form S-1 filed with the SEC on April 21, 2010 (such financial statements were relied upon by Staff in determining that the Company qualified for initial listing on the Exchange).

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

Given the resignation of MB and the allegations set forth in its resignation letter as well as the fact that MB had removed its audit opinions related to the Company’s previously issued financial statements, by letter dated April 5, 2011, Staff informed the Company that it was subject to immediate delisting proceedings based on its failure to comply with, or to evidence compliance with, Sections 1003(f)(iii), 132(e), 1003(d), Parts 1 and 2, 127, 803B(2), 802(a), 134 and 1101 of the Company Guide.  The Exchange’s letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by April 12, 2011.

(b)

On April 12, 2011, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before a Panel was scheduled for June 6, 2011.

(c)

On June 6, 2011, a hearing, at which the Company was present, was conducted before the Panel.  At the hearing, CIL disputed certain of MB’s assertions about the firm’s inability to verify certain account receivables, but did not directly dispute the objective compliance deficiencies asserted by the Staff.

(d)

By letter dated June 10, 2011, the Exchange notified the Company of the Panel’s decision to deny the Company’s appeal for continued listing of its Common Stock on the Exchange and to authorize delisting proceedings.  The letter also informed the Company of its right, in accordance with Section 1205 of the Company Guide, to request that the Exchange’s Committee on Securities review the Panel’s decision within fifteen days.

(e)

The Company did not appeal the Panel’s decision to the Committee on Securities within the requisite time period and was not otherwise in compliance with the continued listing standards.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Kui (Kevin) Jiang, Chief Financial Officer, of China Intelligent Lighting and Electronics, Inc.

Janice O’Neill

Senior Vice President

Corporate Compliance Department

NYSE Amex LLC